Exhibit 99.1

Press Release

CMGI REPORTS IMPROVED OPERATING RESULTS IN FOURTH

QUARTER AND SECOND CONSECUTIVE PROFITABLE YEAR

Investment in Strategic Initiatives Designed to Improve Performance of Supply Chain

Management Business Continues

Waltham, Mass. October 10, 2006 — CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its fiscal fourth quarter and full year ended July 31, 2006.

Fourth Quarter Financial Summary

•	Net revenue increased $14.5 million or 6% from prior year, to $261.9 million

•	Operating income of $1.7 million compared to operating loss of $3.6 million in fourth quarter of 2005

•	Non-GAAP operating income increased 145% to $7.6 million

•	Net loss of $2.5 million due primarily to charge to discontinued operations, compared to net income of $0.3 million in fourth quarter of 2005

Fourth Quarter Consolidated Financial Results

“Results from our fourth quarter reflect growth in revenue and operating profitability due, in part, to our ongoing success in penetrating our target vertical markets of Communications, Storage and Consumer Electronics, as well as our ability to drive greater efficiencies and cost reductions throughout the organization,” said Joseph C. Lawler, Chairman, President and Chief Executive Officer of CMGI.

CMGI reported net revenue of $261.9 million for the fourth quarter ended July 31, 2006, compared to net revenue of $247.4 million for the same period one year ago, a $14.5 million or 6% increase.

Operating income was $1.7 million for the fourth quarter compared to an operating loss of $3.6 million for the fourth quarter of fiscal 2005, an improvement of $5.3 million or 147%. The improvement was driven by a $3.9 million increase in gross margins from higher revenues and productivity gains, as well as reductions in selling, general and administrative expenses, which were partially offset by $1.9 million of planned investment in the Company’s strategic initiatives focused on penetrating new target vertical markets, expanding service offerings, deploying a new Enterprise Resource Planning technology platform and advancing global hub and spoke initiatives, such as consolidating IT and finance infrastructures.

Excluding the effects of charges related to depreciation, amortization of intangibles, stock-based compensation and restructuring, CMGI reported non-GAAP operating income of $7.6 million for the fourth quarter versus non-GAAP operating income of $3.1 million for the same period in fiscal 2005, a $4.5 million or 145% improvement. The increase in non-GAAP operating income primarily reflects the aforementioned operating income improvements.

Net loss for the quarter, was $2.5 million or $0.01 diluted loss per share compared to net income of $0.3 million or $0.00 diluted earnings per share for the same period in the prior fiscal year. The decline in net income was primarily attributable to a $7.4 million loss from discontinued operations, net of tax, related to the previously announced divestiture of the marketing distribution services business.

“Although we made progress during the fourth quarter, we have a lot of work ahead of us to fully realize the effects of our strategic initiatives,” continued Lawler. “Looking forward, we will remain focused on aggressively implementing our ongoing strategies including pursuing revenue opportunities in our key vertical markets, increasing our value proposition with new and innovative supply chain solutions and increasing global operational efficiencies.”

Fiscal Year 2006 Financial Summary

•	Net revenue increased $95.4 million or 9% from fiscal 2005, to $1.1 billion

•	Operating income of $0.6 million, including restructuring of $9.5 million, compared to operating income of $7.8 million for the prior fiscal year

•	Net income of $14.9 million or $0.03 per share, compared with net income of $26.5 million or $0.06 per share in 2005

•	Non-GAAP operating income of $32.4 million compared with non-GAAP operating income of $33.7 million for the prior fiscal year

•	Increased cash and marketable securities by $36.0 million, year over year, and generated $16.6 million in cash flow from operations

Fiscal Year 2006 Business Highlights

ModusLink:

•	Awarded 90 new client engagements, including multiple engagements for some clients

•	Of the 90 new engagements, 49% were from new target markets – Communications, Storage and Consumer Electronics

•	Expanded capabilities in key areas with the introduction of several new innovative solutions, including:

•	Industry’s first Wireless Activation Service

•	Next-generation Direct-to-Retail Service

•	New Online Auctions Service

@Ventures:

•	Liquidity event for e-learning systems provider, WebCT, through merger with Blackboard, with proceeds to CMGI of $21.2 million

•	Liquidity event for Realm Business Solutions, a software developer for the commercial real estate industry, with proceeds to CMGI of $6.9 million

•	Liquidity event for Alibris Inc., an online retailer, with proceeds to CMGI of $7.9 million

Fiscal Year Consolidated Financial Results

“The ongoing execution of our strategic initiatives contributed to our second consecutive profitable year,” said Lawler. “During fiscal 2006, ModusLink’s revenue grew as our target vertical markets continued to represent a growing percentage of total revenue. We also introduced a number of new service offerings and continued to improve operating efficiency, which we expect will facilitate new opportunities and success in these markets. Operating income was lower than the prior year, due to planned investments in support of our strategic initiatives, as well as planned restructuring expenses and certain price concessions and form factor changes. Despite these investments, CMGI reported a profitable year and strong cash flow from operations.”

“We are also excited about the contributions @Ventures is making to our business and the opportunities we see for the future,” continued Lawler. “Overall, the energy sector has experienced a significant increase in venture capital funding, as clean technology and alternative energy is gaining momentum as a source of attractive investment opportunities. We also continue to be encouraged by the prospects of our other investments, especially in light of an active M&A market.”

CMGI reported net revenue of $1.1 billion for the fiscal year ended July 31, 2006, an increase of $95.4 million or 9%, year over year. This increase in revenue included growth in each of its three operating segments, Americas, Europe and Asia.

Operating income for the fiscal year was $0.6 million compared to operating income of $7.8 million for the fiscal year ended July 31, 2005. Compared with the prior year, operating results were affected by $2.2 million of lower gross margins, $4.3 million of higher restructuring expenses and approximately $9.4 million of planned investment in the Company’s strategic initiatives, principally the deployment of its Enterprise Resource Planning system and global shared services initiatives which are expected to establish a strong foundation for future growth. These higher operating costs were partially offset by over $8.0 million of lower selling, general and administrative expenses as a result of continued cost reduction actions. The gross margin decrease is primarily attributable to approximately $5.1 million of costs incurred in our second quarter to support a larger than anticipated surge in demand for a significant client’s products during the holiday season, certain price concessions and form factor changes. “Form factor” relates to the simplification or elimination of components from our clients’ final products. The $9.5 million of restructuring expenses during the fiscal year primarily reflects actions taken in Europe to consolidate certain operations in order to better leverage infrastructure and to drive operational efficiencies.

Excluding the effects of charges related to depreciation, amortization of intangibles, stock-based compensation and restructuring, CMGI reported non-GAAP operating income of $32.4 million for the 2006 fiscal year versus non-GAAP operating income of $33.7 million for the prior fiscal year. The decrease in non-GAAP operating income primarily reflects the investment in strategic initiatives and the impact of the additional operating costs incurred in Europe. These incremental costs were partially offset by continued cost reduction actions during the year.

For the fiscal year ended July 31, 2006, CMGI reported net income of $14.9 million or $0.03 diluted earnings per share compared to net income of $26.5 million or $0.06 diluted earnings per share for the same period in the prior fiscal year. Net income primarily reflects $27.8 million of investment gains from liquidity events from @Ventures, partially offset by a $13.7 million loss from discontinued operations related to the Company’s divestiture of its marketing distribution services business and the write-off on a note receivable from a previously divested business. The gains from @Ventures included aggregate proceeds of approximately $36 million from the acquisition by third parties of WebCT, Realm Business Solutions and Alibris, Inc, during the year. The $26.5 million of net income in the prior year included a non-cash income tax benefit of approximately $24.7 million as a result of a reduction in the Company’s estimate of certain income tax liabilities that had been included in accrued income taxes on the Company’s balance sheet.

As of July 31, 2006, CMGI had working capital of approximately $282.2 million compared with $224.6 million at July 31, 2005. Included in working capital at the end of the year were cash and marketable securities totaling $228.7 million. The increase in cash included $16.6 million of cash generated from operations and $29.7 million of net proceeds from @Ventures, partially offset by capital investment activities during the year.

Conference Call Information

CMGI will hold a conference call to discuss its fiscal 2006 fourth quarter and year end results at 5:00 PM Eastern Time on October 10, 2006. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because they may be considered to be of a non-operational or non-cash nature. Historically, CMGI has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling CMGI’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiary ModusLink, provides industry-leading global supply chain management services and solutions that help businesses market, sell and distribute their products around the world. In addition, CMGI’s venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, see www.cmgi.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, the further execution of ModusLink’s strategic business plan and impact of that plan, our assessment of the companies within our venture capital portfolio and their prospects, our assessment of the mergers and acquisitions market, the expected impact of strategic initiatives and restructuring actions, and our assessment of the supply chain management industry and the opportunities afforded ModusLink in that industry. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; CMGI’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage CMGI’s financial condition and results of operations; ModusLink frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to long-term contracts or contracts with minimum purchase requirements, and therefore its sales are subject to demand variability; risks inherent with conducting international operations; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the venture capital portfolio may not occur; future proceeds from liquidity events are based upon the release of escrowed funds and successful escrow claims will reduce these amounts; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

David Riley

Interim Chief Financial Officer

781-663-5012

ir@cmgi.com

or

Media

Bob Joyce

Financial Dynamics

617-747-3620

bob.joyce@fd.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	July 31, 2006	July 31, 2005
Assets:
Cash and cash equivalents	$131,728	$192,483
Available-for -sale securities	2,554	278
Short-term investments	94,450	—
Accounts receivable, net	175,391	162,913
Inventories	77,887	78,689
Prepaid expenses and other current assets	11,638	11,800
Current assets of discontinued operations	1,962	2,912

Total current assets	495,610	449,075

Property and equipment, net	46,020	40,579
Investments in affiliates	20,655	22,528
Goodwill	181,239	177,250
Intangible assets	16,540	21,364
Other assets	3,139	5,888
Non-current assets of discontinued operations	16	5,000

	$763,219	$721,684

Liabilities:
Current installments of long-term debt	$65	$1,670
Current portion of capital lease obligations	321	304
Revolving line of credit	—	24,785
Accounts payable	151,077	134,252
Current portion of accrued restructuring	5,368	11,251
Accrued income taxes	5,502	2,778
Accrued expenses	43,526	43,024
Other current liabilities	2,754	3,797
Current liabilities of discontinued operations	4,775	2,576

Total current liabilities	213,388	224,437

Revolving line of credit	24,786	—
Long-term debt, net of current portion	33	98
Long-term portion of accrued restructuring	6,831	7,912
Long-term portion of capital lease obligations	548	823
Other long-term liabilities	15,596	17,101
Non-current liabilities of discontinued operations	4,122	98

	51,916	26,032
Stockholders’ equity	497,915	471,215

	$763,219	$721,684

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

		Three months ended		Fiscal Year ended
	July 31, 2006	April 30, 2006	July 31, 2005	July 31, 2006	July 31, 2005
Net revenue	$261,880	$264,748	$247,414	$1,148,886	$1,053,507
Operating expenses:
Cost of revenue	233,887	235,886	223,343	1,030,655	933,063
Selling	4,279	5,108	5,882	20,068	21,578
General and administrative	20,130	21,710	19,035	83,233	80,613
Amortization of intangible assets	1,206	1,206	1,306	4,824	5,226
Restructuring, net	636	2,582	1,473	9,521	5,258

Total operating expenses	260,138	266,492	251,039	1,148,301	1,045,738

Operating income (loss)	1,742	(1,744)	(3,625)	585	7,769

Other income (expenses):
Other gains, net	4,425	21,976	5,227	28,518	2,614
Equity in income (losses) of affiliates, net	24	325	(1,135)	(49)	(1,396)
Interest income	2,218	1,443	1,053	6,218	3,766
Interest expense	(744)	(795)	(597)	(2,813)	(2,004)

Total	5,923	22,949	4,548	31,874	2,980

Income from continuing operations before income taxes	7,665	21,205	923	32,459	10,749
Income tax (benefit) expense	2,817	(738)	620	3,780	(19,933)

Income from continuing operations	4,848	21,943	303	28,679	30,682
Discontinued operations, net of income taxes:
Loss from discontinued operations	(7,394)	(269)	(29)	(13,734)	(4,157)

Net income (loss)	$(2,546)	$21,674	$274	$14,945	$26,525

Basic and diluted earnings (loss) per share:
Earnings from continuing operations	$0.01	$0.04	$0.00	$0.06	$0.06

Loss from discontinued operations	$(0.02)	$(0.00)	$(0.00)	$(0.03)	$(0.00)

Earnings (loss)	$(0.01)	$0.04	$0.00	$0.03	$0.06

Shares used in computing basic earnings (loss) per share	483,695	483,188	479,283	482,837	475,294

Shares used in computing diluted earnings (loss) per share	485,055	485,927	486,605	486,170	483,570

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

		Three months ended		Fiscal Year ended
	July 31, 2006	April 30, 2006	July 31, 2005	July 31, 2006	July 31, 2005
Net revenue:

eBusiness and Fulfillment
Americas	$98,555	$107,098	$101,714	$479,093	$433,147
Asia	59,727	62,229	49,960	245,624	212,595
Europe	103,598	95,421	95,740	424,169	407,681

Total eBusiness and Fulfillment	261,880	264,748	247,414	1,148,886	1,053,423
Other	—	—	—	—	84

	$261,880	$264,748	$247,414	$1,148,886	$1,053,507

Operating income (loss):

eBusiness and Fulfillment
Americas	$3,037	$3,542	$(4,287)	$18,049	$51
Asia	5,177	2,613	3,568	19,018	23,173
Europe	(2,527)	(3,429)	1,274	(19,996)	1,520

Total eBusiness and Fulfillment	5,687	2,726	555	17,071	24,744
Other	(3,945)	(4,470)	(4,180)	(16,486)	(16,975)

	$1,742	$(1,744)	$(3,625)	$585	$7,769

Non-GAAP operating income (loss):

eBusiness and Fulfillment
Americas	$4,604	$5,622	$(1,557)	$25,882	$11,526
Asia	7,077	4,637	5,610	26,179	30,418
Europe	(795)	276	3,236	(7,161)	7,523

Total eBusiness and Fulfillment	10,886	10,535	7,289	44,900	49,467
Other	(3,320)	(3,525)	(4,206)	(12,532)	(15,791)

	$7,566	$7,010	$3,083	$32,368	$33,676

Note: Non-GAAP operating income represents total operating income (loss), excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

Non-GAAP Operating income	$7,566	$7,010	$3,083	$32,368	$33,676
Adjustments:
Depreciation	(2,913)	(3,407)	(2,629)	(11,021)	(9,723)
Amortization of intangible assets	(1,206)	(1,206)	(1,306)	(4,824)	(5,226)
Stock-based compensation	(1,069)	(1,559)	(1,300)	(6,417)	(5,700)
Restructuring, net	(636)	(2,582)	(1,473)	(9,521)	(5,258)

GAAP Operating income (loss)	$1,742	$(1,744)	$(3,625)	$585	$7,769

Other income	5,923	22,949	4,548	31,874	2,980
Income tax (benefit) expense	2,817	(738)	620	3,780	(19,933)
Loss from discontinued operations	(7,394)	(269)	(29)	(13,734)	(4,157)

Net income (loss)	$(2,546)	$21,674	$274	$14,945	$26,525